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                                                                   EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of July 1, 2004 by and between AHS Management Company, Inc., a Delaware corporation (the "Company"), and Kevin Gross, an individual ("Employee").

                                   WITNESSETH:

         WHEREAS, the Company desires to enter into this Agreement with Employee and to provide him with the benefits set forth herein in recognition of the valuable services he will render to the Company, and for the purposes evidenced herein;

         WHEREAS, Employee is ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of the Company during the term of and after this Agreement on the terms and conditions set forth herein;

         WHEREAS, in serving as an employee of the Company, Employee will participate in the use and development of confidential proprietary information about the Company, its customers and suppliers, and the methods used by the Company and its employees in competition with other companies, as to which the Company desires to protect fully its rights;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Employee and Employee accepts such employment with the Company, subject to the terms and conditions set forth herein. Employee shall be employed as President, Oklahoma Division and shall perform all duties and services incident to such position, and such other similar duties and services as may be prescribed by the Bylaws of the Company or established by the Chairman of the Board of Directors (the "Board") of the Company, or its parent corporation from time to time. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company.

         2. Principal Office. Employee's principal office and normal place of work shall be at the Company's principal executive offices in Tulsa, Oklahoma ("Principal Office").

         3. Compensation.

                  (a) As compensation for services rendered by Employee hereunder, Employee shall receive:

                           (1) Salary. An annual salary of $330,000, or such
                  higher salary as shall be approved by the Board from time to time, which shall be payable in arrears in equal monthly installments ("Salary").

                           (2) Bonus. The Company shall pay Employee an annual
                  cash bonus in an amount to be determined by the Board based on whether certain reasonable objectives established by the Board prior to the beginning of each fiscal year as set forth in the Company's Incentive Compensation Plan (the "Plan") have been met. Such bonus and objectives may be stated in a written incentive compensation program which the



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                  Company intends to qualify as "performance based compensation"
                  described in Internal Revenue Code section 162(m). The bonus payable during the first year will be prorated based on the amount of time Employee is a Company employee during the first year and shall be 75% of Employee's Salary if the Plan objectives have been met, and 125% of Salary if the Plan is met and exceeded by 10% or more. Thereafter, Employee shall be a full participant in the Plan as adopted each year by the Board.

                           (3) Fringe Benefits Employee shall be entitled during
                  the Term of this Agreement (as defined below) to such other benefits of employment with Employer as are now or may hereafter be in effect for Employer's senior executives with duties comparable to Employee including, without limitation, all incentive and deferred compensation, pension, life and other insurance, disability (insured and uninsured), medical and dental and other benefit plans or programs, paid time off and stock option grants as approved by the Board. Additionally, Employee shall be provided the opportunity to buy additional life insurance at Employee's expense.

                           (4) Expenses. During the term of this Agreement, the
                  Company shall reimburse Employee promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures incurred in pursuance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers and other key employees generally. As part of Employee's relocation to Tulsa, Oklahoma, the Company will assist Employee with the costs of his relocation in accordance with the Company's relocation policy. In addition to the financial assistance available under this policy, in the event the Employee's home does not sell within a reasonable period of time, the Company agrees after the expiration of that reasonable time period, to provide reasonable financial assistance during the time period the Employee's current home remains for sale.

                           (5) Withholdings. All amounts payable to Employee
                  hereunder shall be subject to such deductions or withholdings as are required by law or the policies of the Company or as may be authorized or directed by Employee.

                  (b) Benefits Review. Prior to the end of each fiscal year of the Company, the Board shall review Employee's salary and benefits payable hereunder. Any increases in salary or changes in fringe benefits determined by the Board at such annual review shall become effective the following month unless otherwise determined by the Company. Employee understands and acknowledges that the opportunity of an annual salary and benefit review by the Board shall not be construed in any manner as an express or implied agreement by the Company to raise or increase his salary or benefits.

                  (c) Indemnification. This Agreement hereby incorporates and makes a part of this agreement the Indemnification Agreement dated July 1, 2004, by and between Employee and Ardent Health Services LLC. The provisions and rights guaranteed under that Agreement shall survive any termination of this Agreement.

         4. Confidential Information and Trade Secrets.

                  (a) Trade Secrets. Employee recognizes that Employee's position with the Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. For purposes of this


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         Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plan, acquisition targets, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (1) made available to the general public without restriction by the Company, (2) obtained from a third party by Employee in the ordinary course of Employee's employment by the Company, or (3) required to be disclosed by Employee pursuant to subpoena or other lawful process, provided that Employee notifies the Company in a timely manner to allow the Company to appear to protect its interests.

                  (b) Non-disclosure. Except as required to perform Employee's duties hereunder, Employee will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, or at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Agreement.

                  (c) Material Surrender. Upon termination of Employee's employment with the Company, Employee will surrender to the Company all files, correspondence, memoranda, notes, records, manuals or other documents or data pertaining to the Company's business or Employee's employment (including all copies thereof) however prepared and whether maintained in paper or electronic format. Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

         5. Covenants. Employee shall be subject to the following covenants and obligations:

                  (a) Non-competition covenant. While employed by the Company, Employee shall not compete or plan or prepare to compete with the Company regarding the ownership of, investment in, management of or operation of medical/surgical hospitals ("Hospital") in Oklahoma. For a period of eighteen (18) months following the termination of his employment, Employee shall not within the state of Oklahoma directly solicit any patient, third party payer, doctor or any other customer of the Company or any Company affiliate to purchase or provide healthcare services from or for Employee or his designee or new company or organization.

                  (b) Non-solicitation covenant. Following the termination of Employee's employment with the Company, for a period equal to the term of the non-competition covenant under Section 5(a), Employee shall not directly or indirectly solicit the services of or otherwise induce or attempt to induce any Company Employee to sever his/her employment relationship with the Company. For purposes of this section "Company Employee" shall mean (i) any employee who performs or performed (on the Termination Date or within the previous six (6) months of such date) any of his/her services at the Company's Principal Office and (ii) any member of the senior management staff of any Hospital owned, operated or managed by the Company or any affiliate of the Company.



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                  (c) Scope and Duration: Severability. The Company and Employee
         understand and agree that the scope and duration of the covenants contained in this Section 5 are reasonable both in time and geographical area and are fairly necessary to protect the business of the Company. Except as otherwise stated herein, such covenants shall survive the termination of Employee's employment. It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants are declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.

                  (d) Assignment. Employee agrees that the covenants contained in this Section 5 shall inure to the benefit of any successor or assign of the Company, with the same force and effect as if such covenant had been made by Employee with such successor or assign.

                  (e) Exclusion. Notwithstanding the provisions of this Section 5, Employee's non-competition obligations shall not preclude Employee from owning less than one percent (1%) of the voting power or common interest in any publicly traded corporation conducting business activities in the healthcare industry in competition with the Company or any affiliate.

                  (f) Company. For purposes of this Section 5, "Company" shall mean Ardent Health Services LLC, Ardent Health Services, Inc., AHS Management Company, Inc. and Ardent Medical Services, Inc.

         6. Program Participation. Employee represents that he is, and will for the term of this Agreement be eligible to participate in Medicare, Medicaid, CHAMPUS, Tri-Care, and other federal health programs, and Employee shall not have been sanctioned by the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers [see http://oig.hhs.gov/fraud/exclusions.html and http://epls.arnet.gov/.]

         7. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 4 and 5 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The Company shall also have available all remedies provided under state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available. In addition to any other remedy herein granted or available to Company, either at law or in equity, Employee shall forfeit and forever release any claim or right Employee may have to any benefits remaining under this Agreement from the date Employee breached
Section 5 of this Agreement. Any monetary damages sought by the Company under this Section shall not include the benefits forfeited under this Section.

         8. Term. This Agreement shall continue for two (2) years from the date first written above ("Initial Term"), unless sooner terminated in the manner set forth herein; provided, however, that following the Initial Term, this Agreement shall automatically renew at the end of the Initial Term for additional terms of one (1) year (collectively the "Term") unless either party gives notice of termination to the other not later than thirty (30) days prior to any annual anniversary of this Agreement (a "Notice of



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Non-Renewal"). The date upon which this Agreement and Employee's employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall hereafter be referred to as the "Termination Date."

         9. Non-Renewal Termination. In the event this Agreement terminates pursuant to a Notice of Non-Renewal, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder except that if the Company is the non-renewing party, the Company shall be obligated to pay Employee, as severance compensation, the salary and benefits set forth in Sections 14(a) and (b) of this Agreement. Employee's obligations under Section 4 hereof shall survive the termination of this Agreement pursuant to a Notice of Non-Renewal by either party. Notwithstanding anything to the contrary herein, Employee's obligations under Section 5 hereof shall only apply for twelve (12) months if the Company is the non-renewing party, but shall continue in full force and effect if Employee is the non-renewing party.

         10. Termination Upon Death of Employee. In the event Employee dies during the Term of this Agreement, this Agreement shall immediately terminate and neither Employee nor the Company shall have any further obligations hereunder.

         11. Termination by Employee For Cause. Employee may terminate this Agreement thirty (30) days after delivery to the Board of Managers of Ardent Health Services LLC of written notice of his intent to terminate this Agreement, which notice alleges the occurrence of: (a) a material diminution in Employee's office, duties or responsibilities, or (b) a material breach by the Company of this Agreement. Notwithstanding the foregoing, however, Employee shall not have the ability to terminate this Agreement if the facts alleged in such written notice have been cured prior to the expiration of such thirty (30) day notice period. In the event Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Section 4 above, and except for the Company's obligation to pay Employee, as severance compensation, the salary and benefits set forth in Sections 14(b) and (c) of this Agreement. Notwithstanding anything to the contrary herein, in the event of a termination pursuant to this Section, Employee shall have no obligations under Section 5 hereof from and after the Termination Date.

         12. Termination by the Company for Cause. The Company shall have the right at any time to terminate Employee's employment immediately for cause. The term "Cause" shall mean (a) Employee's willful refusal to perform, or gross negligence in performing, the reasonable duties of Employee's office delegated under Section 1 of this Agreement or comply with the Company's Policy on Ethics and Compliance, (b) Employee's conviction of or guilty plea to any crime punishable as a felony, or involving fraud or embezzlement, (c) Employee's change in status under Section 6 of this Agreement, (d) any act by Employee involving moral turpitude that materially affects the performance of his duties hereunder, or (e) Employee's use of chemical substances in a manner that materially affects the performance of his duties hereunder. Employee's obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of the Agreement pursuant to this Section 12. In the event Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to make any payments to Employee hereunder except for unpaid salary or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

         13. Termination Without Cause.

                  (a) In the event that Employee is terminated by the Company without cause during the Term hereof (which shall not include a termination pursuant to Sections 9, 10, 11, 12, or 15), the Company shall: (1) pay Employee all bonuses and unreimbursed expenses owed to Employee



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         that have accrued but have not been paid as of the Termination Date;
         and (2) pay to Employee, as severance compensation, the salary and benefits set forth in Sections 14(a) and (b) of this Agreement. Employee's obligations under Section 4 hereof shall survive the termination of this Agreement pursuant to this Section. Notwithstanding anything to the contrary herein, in the event of a termination pursuant to this Section, Section 5 shall apply in full force and effect for only twelve (12) months from the Termination Date.

                  (b) In the event that Employee terminates his employment with the Company without cause during the term hereof (which shall not include a termination pursuant to Sections 10, 11, 12, or 15), the Company shall only be obligated to pay Employee any salary and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date. Employee's obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of the Agreement pursuant to this Section 13(b).

         14. Severance.

                  (a) Amount. Employee shall receive as severance benefits, under the conditions set out above, eighteen (18) months salary in effect for Employee at the time of his termination. Employee shall also be eligible to continue to participate, at the Company's expense, in the Company's health and welfare plans (i.e. medical, dental, life and disability) for eighteen (18) months after the Termination Date at the level he was participating in as of the Termination Date. He shall also remain eligible to participate, on a pro rata basis, in the Company's Incentive Compensation Plan only for the year in which any such termination should occur. Employee shall also be entitled to receive reasonable attorney's fees and costs incurred in making a successful claim for compensation and benefits hereunder, including all costs of arbitration, mediation, or litigation, if necessary.

                  (b) Schedule of Payments. The Company will make cash payments due under this Section 14 in the manner described below following Employee's termination of employment. All other amounts and allowances will be provided or promptly paid upon submission of receipts or other evidence of expenses eligible for reimbursement.

                           (1) All cash and benefits will be paid over eighteen
                  (18) months, beginning on the first day of the month following the Termination Date.

                           (2) In the event of the death of Employee prior to
                  the payment of all cash due hereunder, all remaining payments may, at the Company's sole discretion either continue to be paid in accordance with this section or be made in a single sum to Employee's surviving spouse. If Employee is not married at the time of death, such cash payments may be made to Employee's estate.

         15. Disability of Employee.

                  (a) In the event Employee becomes disabled during the Term of this Agreement, the Company will continue to pay Employee according to the compensation provisions of this Agreement during the period of his disability, until such time as Employee's long term disability insurance benefits become available. However, in the event Employee is disabled for more than six (6) continuous months, the Company may terminate Employee's employment. In this case, the compensation provided for under this Agreement will cease, except for earned but unpaid Salary and Plan awards and other benefits and unreimbursed expenses that would be payable on a prorated basis for the fiscal year in which the disability occurred.



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                  (b) During the period Employee is disabled but is receiving payments of regular compensation described in this Agreement and as long as he is physically and mentally able to do so, Employee will furnish information and assistance to the Company and from time to time will make himself reasonably available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of this Agreement, Employee's obligation to furnish information and assistance will end immediately.

                  The term "Disability" shall mean the inability of Employee to perform the duties of his employment due to physical or emotional incapacity or illness (including, without limitation, alcohol or chemical dependency), where such inability has continued or is expected to continue for more than one hundred eighty (180) days in any one (1) year period. In the event of a dispute, the determination of Disability shall be made as follows: the Company and Employee (or his executor or personal representative, as the case may be) shall each appoint a physician competent in the field of medicine to which such incapacity or illness relates, and two physicians so selected shall select a third physician who shall be similarly competent. The decision of a majority of such physicians as to the Disability of Employee shall be binding on the parties hereto.

         16. Cooperation. For the duration of the non-compete in Section 5, Employee shall provide his full cooperation to and support of the Company and its affiliates in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal, equitable or business matters or proceedings which involve the Company, its affiliates or any of their respective employees, officers or directors. If Employee shall be required to travel in excess of fifty (50) miles from his principal place of residence pursuant to this section, the Company shall reimburse him for his reasonable travel, meal and lodging expenses.

         17. Assignment. Employee may not assign this Agreement to anyone without the Company's prior written consent. Discharge of Employee's undertakings in Section 4(c) hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs.

         18. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

         If to Employee:                 Kevin Gross





         If to the Company:              AHS Management Company, Inc.
                                         Attention: General Counsel
                                         One Burton Hills Boulevard, Suite 250
                                         Nashville, Tennessee 37215

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

         19. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State.

         20. Arbitration and Waiver of Jury Trial. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then applicable rules of the Model




                                        7




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Employment Arbitration Procedures of American Arbitration Association and
judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall award all costs, legal expenses and fees to the successful party. The Company and Employee each hereby waive any right to trial by jury of any dispute arising under this Agreement.

         21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         22. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this section may not be waived except as herein set forth.

         23. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         24. Employer Policies. Regulations and Guidelines for Employee. Employer may issue, and Employee agrees to abide by, policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees ("Policies"). If any provision of this Agreement conflicts with those Policies, then this Agreement governs.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.



                                          AHS MANAGEMENT COMPANY, INC.


                                          By:  /s/ Jamie E. Hopping
                                               ---------------------------------

                                          Title:  COO
                                                 -------------------------------



                                          EMPLOYEE


                                          /s/ Kevin Gross
                                          --------------------------------------
                                          Kevin Gross




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